Exhibit 19.1

DOUBLEVERIFY HOLDINGS, INC. POLICY ON TRADING IN SECURITIES

Effective as of February 24, 2025

This policy on trading in securities (this “Policy”) of DoubleVerify Holdings, Inc. and its subsidiaries (the “Company”) concerns trading in the Securities of the Company or its affiliates, as well as trading in Securities of other companies. As used in this Policy, “Securities” means the common stock or debt securities (such as bonds or debentures) or any other equity securities (such as warrants, options or preferred stock) of, or derivative securities relating to, a company. This Policy applies to all directors, officers and employees of the Company, and to their immediate family members and other persons living in their households (each, a “Company Associate” or “you,” and collectively, the “Company Associates”). In addition, the Company may, at its discretion and on notice, include as Company Associates under this Policy, agents of the Company and other individuals with whom a Company Associate has significant contact. Sections 3 and 4 of this Policy include special restrictions and procedures for “Designated Insiders,” “Restricted Insiders” and “Section 16 Insiders,” as defined in those sections.

The Company’s reputation for integrity and high ethical standards in the conduct of its affairs is of paramount importance to the Company. To preserve this reputation, it is essential that all your transactions in Securities conform to U.S. securities laws and this Policy and avoid even the appearance of impropriety.

In addition, from time to time, the Company may engage in transactions in its own Securities. It is the policy of the Company to comply with applicable securities laws when engaging in transactions in the Company's Securities.

All Company Associates must familiarize themselves with this Policy and abide by it. Violations of this Policy may result in severe civil and criminal penalties under U.S. securities laws, and in disciplinary action by the Company, including termination of employment.

However, this Policy, and the procedures that implement this Policy, is not intended to serve as precise recitations of the legal prohibitions against insider trading and tipping which are highly complex, fact-specific and evolving areas of law. These procedures are not intended to serve as a basis for establishing civil or criminal liability that would not otherwise exist.

The obligations of the Chief Legal Officer of the Company (the “Chief Legal Officer”) hereunder may be delegated by the Chief Legal Officer, with the approval of the chairperson of the Nominating and Corporate Governance Committee of the board of directors of the Company (the “Board of Directors”), to such other officers or members of the Legal Department of the Company as may be designated from time to time. References herein to the Chief Legal Officer include any such designee.

1.	Prohibition Against “Insider” Trading and Tipping (Applies to All Company Associates)

Who is an insider?

Anyone who possesses material information about the Company or its affiliates that such person obtained directly or indirectly from the Company may be considered an “insider” under U.S. securities laws. In addition to officers and directors (and to some extent certain other employees) of the Company, certain individuals outside of the Company can become “temporary insiders” by having a special confidential relationship with the Company resulting in access to material, nonpublic information. Such persons can include, for example, outside attorneys, accountants, actuaries, consultants, advisors and bank lending officers.

What is insider trading?

The term “insider trading” is not defined in any of the U.S. federal securities laws, but generally refers to trading in Securities on the basis of material, nonpublic information as further described below. The term “tipping” means sharing material, nonpublic information with a third party, whether or not for compensation.

You may not, directly or indirectly, purchase or sell Securities of the Company or its affiliates while in possession of material, nonpublic information concerning the Company or its affiliates. Similarly, you may not trade in the Securities of another company if you obtained material, nonpublic information about that company in the course of your employment by the Company. In addition, you may not give material, nonpublic information to another person. You and any person to whom you provide any material, nonpublic information could be subject to severe fines and imprisonment. Insider trading and tipping are civil and criminal violations of law. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency situation) are not exceptions. Your obligation not to disclose material, nonpublic information is in addition to any other confidentiality obligations applicable to you as a result of your employment by or other relationship with the Company.

Ensuring the confidentiality of nonpublic information is the single most important step to minimizing the risk of illegal insider trading and tipping. Therefore, all Company Associates must ensure the confidentiality of information to which they have access. This means that unless the information is otherwise publicly available, you must limit access to that information to Company Associates who have a reasonable need to know the information for the purpose of carrying out the assignment for which the information is furnished. Special confidentiality agreements may be required for others (including outside business associates, governmental agencies and trade associations) seeking access to material, nonpublic information. For further information regarding when the Company requires a confidentiality agreement, please contact the Chief Legal Officer. Do not discuss business matters in public places, such as elevators, hallways, lobbies, restrooms and public transportation facilities, or on public online or social media platforms.

What is material, nonpublic information?

Whether information is “material” is difficult to evaluate in the abstract and typically is assessed with the benefit of hindsight. Information is “material” if it would be likely to affect the stock price of the Company or its affiliates, or if it would be important to a reasonable investor in making a decision about whether to buy, hold or sell Securities of the Company or its affiliates. Either positive or negative information may be material. Even information not exclusively relating to the business of the Company or its affiliates could be material. Here are some examples of information which, if not publicly known, could be material information:

•	financial results and other earnings information;
•	financial forecasts and plans, including the ability to meet previous forecasts and the investment community’s estimates;
•	possible mergers, acquisitions, tender offers, dispositions, joint ventures, changes in assets and other major transactions;
•	changes in control or in senior management;
•	information that would have an impact on earnings (such as unanticipated write- downs or gains and operating losses or gains, sales volumes or margins);
•	changes to indebtedness, including significant borrowings or repayments of debt;
•	the gain or loss of a significant customer, partner, accreditation or contract;
•	a major lawsuit or governmental investigation or major developments in such actions or proceedings;
•	the development of a significant new product or solution;
•	a change in auditor, substantial changes in accounting methodologies or auditor notification that the Company may no longer rely on an audit report; and
•

events regarding the Company’s Securities or other significant financing developments (e.g., defaults on senior Securities, calls of Securities for redemption, repurchase plans, stock splits or changes in dividends or changes to the rights of Security holders).

Material information about the Company or its affiliates should be considered “nonpublic” unless there is a certainty that it is publicly available. For example, Company Associates should assume that information is not public unless the information has been disclosed in a press release, in a public filing (such as a report filed or furnished on Form 10-K, Form 10-Q or Form 8-K) made with the U.S. Securities and Exchange Commission (the “SEC”) or in materials provided to stockholders (such as an annual report, investor letter, prospectus or proxy statement), or is available through a news wire service or daily newspaper of wide circulation, and a sufficient amount of time has passed (i.e., at least one (1) full business day) so that the marketplace has had an opportunity to digest the information.

If you would like further clarification about whether particular information is publicly available, please contact the Chief Legal Officer.

How else can I act to avoid tipping someone about material, nonpublic information?

In addition to limiting access to information as discussed above, to avoid potentially tipping someone consider the following:

•	mark material, nonpublic information “Confidential” so that everyone knows that it should be kept confidential and keep the information somewhere not generally accessible to others;
•

refer questions about the Company from the media to the Investor Relations Department and from investors or financial analysts to the Chief Executive Officer of the Company, the Chief Financial Officer of the Company or the Chief Legal Officer and the head of the Investor Relations Department;

•	do not discuss business matters in public places, such as elevators, hallways, lobbies, restrooms and public transportation facilities;
•	never discuss the Company in an internet chat room, on a social media platform or on a non-Company website; and
•	never give trading advice of any kind to anyone concerning Securities of the Company.

Does this Policy apply to trading in Securities of other companies?

Yes, the prohibition on insider trading in this Policy applies to trading in Securities of other companies and is not limited to trading in Securities of the Company or its affiliates. It is a violation of this Policy to trade in the Securities of another company if you obtained material, nonpublic information about that company in the course of your employment by or relationship with the Company. It is important to recognize that you may come into possession of material, nonpublic information concerning other companies, including but not limited to economically-linked companies (e.g., competitors of the Company), in the ordinary course of your employment or director or officer responsibilities, such as dealings with major customers, partners or other parties to business transactions (e.g., acquisitions, investments or sales). Remember that information that is not material to the Company or its affiliates may nevertheless be material to such other companies, and it is not permissible under this Policy for you to make personal use of such material, nonpublic information.

What are the penalties for violating U.S. insider trading laws?

Potential penalties for an insider trading violation under U.S. securities laws include(A) imprisonment of up to twenty (20) years, (B) a criminal fine of up to $5 million (no matter how small the profit gained or loss avoided) and (C) civil penalties of up to three times the profit gained or loss avoided. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for trading violations, with a criminal penalty of up to $25 million and civil penalties of up to the greater of $1 million or three times the profit gained or loss avoided. The civil penalties can extend personal liability to the Company’s directors, officers, and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

If any Company Associate is found to have violated the U.S. securities laws (whether or not prosecuted or sued by a government authority or private party) or to have violated this Policy, such person will be subject to dismissal or other sanctions and to possible claims by the Company for damages sustained by reason of his or her activities.

Does this Policy cover the exercise of employee stock options and tax withholding rights?

This Policy does not apply to the exercise of an employee stock option that does not involve any market sale, or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option or stock unit to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock underlying an option or stock unit, including as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to satisfy the tax obligations arising upon exercise of a stock option or the settlement of a stock unit.

Does this Policy apply to the Company’s Employee Stock Purchase Plan?

The Company maintains an employee stock purchase plan (the “Employee Stock Purchase Plan”). While you possess material, nonpublic information about the Company, you may not (A) initially enroll in the Employee Stock Purchase Plan, (B) change your level of direct deposits to be invested through the Employee Stock Purchase Plan or (C) sell or transfer to another party shares of the Company that you acquired through the Employee Stock Purchase Plan. The documents for the Employee Stock Purchase Plan may describe additional transfer restrictions not related to this Policy. For example, the Employee Stock Purchase Plan may require a minimum holding period for shares of the Company purchased under the plan.Regardless of whether you possess material, nonpublic information about the Company, once you have enrolled in the Employee Stock Purchase Plan, you may continue to make automatic investments in shares of the Company at the same level of direct deposits as before you came to possess any material, nonpublic information.

Does this Policy cover buying and selling Company stock in my 401(k) plan?

The answer to this question depends on the transaction. The insider trading prohibition and blackout policy (as discussed below) do apply to many transactions in the Company’s 401(k) plan. The prohibitions and blackout policy do not apply to purchases of Company stock in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. However, the prohibition and blackout policy do apply to (A)an election to begin or terminate investing in the Company stock fund of the 401(k) plan, (B)an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (C) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (D) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance and (E) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

May I always trade outside the trading blackout periods?

No, trading in Securities of the Company outside the trading blackout periods should not be considered a “safe harbor.” Although the safest period for trading in Securities of the Company is generally the first ten (10) trading days following the end of the trading blackout periods, you may never trade while in possession of material, nonpublic information. Additionally, Restricted Insiders (as defined herein) must pre-clear all transactions in or affecting the Securities of the Company through the Chief Legal Officer.

Are charitable or other gifts of Securities of the Company covered under this Policy?

Yes, charitable or other bona fide gifts of Securities are subject to the restrictions of the Policy, including the pre-clearance requirements for Restricted Insiders.

Does this Policy apply to charitable trusts and foundations and other civic organizations if I serve as an officer, director, trustee, etc. of such trust or foundation?

This Policy applies to any organization that is your “affiliate.” An organization is your affiliate if you, or any member of your immediate family (living in your house), exercise control over the organization’s decision to engage in any transaction in Securities or have a monetary interest in the Securities held by the organization. For example, a family charitable foundation (where you are the trustee) would be your affiliate because you decide whether the foundation engages in any transaction in Securities of the Company. In this circumstance, particularly if you are a Designated Insider (as defined herein), you should avoid participating in decisions about Securities of the Company (and you may even want to cause the foundation to avoid Securities of the Company altogether) to prevent the foundation from having to comply with trading blackout period restrictions.

Does this Policy apply to the exercise of stock options when the exercise price is paid with a portion of the option shares?

Yes, this is called a cashless exercise. In a cashless exercise, your broker exercises your stock options and sells in the open market enough of the shares acquired on exercise to pay your exercise price. The broker then credits your account with the balance of shares. Because this involves a sale, this type of transaction is covered under this Policy.

Does this Policy cover the exercise of stock options when the exercise price is paid by retiring previously acquired stock?

No, this Policy does not restrict this type of transaction. In this type of transaction, you pay the exercise price by delivering to the Company shares of Securities of the Company that you already own. You receive all of the option shares, but because you do not sell any shares, this type of transaction is not covered under this Policy.

Does this Policy apply to the exercise of stock options when the exercise price is paid in cash?

No, this Policy does not restrict this type of transaction because you exercise the option, receive all of the option shares and pay the exercise price in cash.

Can I buy or sell shares using a limit order?

Yes, but you should be careful. If, for example, you are outside the trading blackout periods and you instruct your broker to sell shares at “$30 per share good ‘til canceled” and the trade executes after a trading blackout period begins, then you have violated this Policy. Under these circumstances, you should have, instead, instructed your broker to sell shares at “$30 per share good ‘til canceled” but ensured that you cancelled the trade prior to the start of the trading blackout period. You should not rely on the broker or a Company vendor (such as the transfer agent) to prevent you from trading while a trading blackout period is ongoing. Note also that if you are a Restricted Insider and your transaction is not completed within two (2) days of your proposed transaction date, you are required to obtain pre-clearance again.

Does this Policy prohibit using Securities of the Company as collateral?

No, this Policy does not prohibit you from using Securities of the Company as collateral. This means that you may open margin accounts using Securities of the Company as collateral. You may also pledge Securities of the Company as collateral in connection with a loan. You should be aware, however, that a margin or foreclosure sale that occurs when you are aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading. You should exercise caution in holding Securities of the Company in a margin account or pledging Securities of the Company as collateral for a loan.

In addition, all Company Associates are required to pre-clear all pledges of Securities of the Company with the Chief Legal Officer.

2.	Additional Transactions of Concern (Applies to All Company Associates)
A.	Short Sales

Short sales of Securities of the Company or its affiliates evidence an expectation on the part of the seller that such Securities will decline in value, and signal to the market an absence of confidence in the short-term prospects of the Company or its affiliates. In addition, short sales may reduce the seller’s incentive to improve the performance of the relevant company. For these reasons, short sales of Securities of the Company or its affiliates are prohibited by this Policy. Moreover, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits officers and directors from engaging in short sales.

B.	Publicly Traded Options

A transaction in publicly traded options is, in effect, a bet on the short-term movement of the equity securities of the Company or its affiliates and creates the appearance that the Company Associate is trading based on inside information. Transactions in options also may focus a Company Associate’s attention on short-term performance at the expense of the long- term objectives of the relevant company. Accordingly, transactions in puts, calls or other derivative securities (whether on an exchange or in any other organized market) with respect to the equity securities of the Company or its affiliates are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the “Hedging Transactions” section below.)

C.	Hedging Transactions

Certain forms of hedging or monetization transactions (such as zero-cost collars and forward sale contracts) allow a person to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the stock, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s other stockholders. Therefore, the Company strongly discourages Company Associates from engaging in such transactions with respect to Securities of the Company or its affiliates. Any Company Associate wishing to enter into such an arrangement must first pre- clear the proposed transaction with the Chief Legal Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Chief Legal Officer at least thirty (30) days before the proposed execution of documents evidencing the proposed transaction. The Chief Legal Officer will then determine whether the transaction may proceed and, if so, assist in complying with the SEC’s reporting requirements.

D.	Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, Securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, nonpublic information or otherwise is not permitted to trade in Securities of the Company pursuant to a trading blackout period restriction. Therefore, the Company prohibits Company Associates from pledging Securities of the Company as collateral for a loan, unless you first pre-clear the proposed transaction with the Chief Legal Officer. Any Company Associate preparing to pledge Securities of the Company must clearly demonstrate the financial capacity to repay the loan without resort to the pledged Securities. Any Company Associate proposing to pledge Securities of the Company as collateral for a loan must submit a request for pre-clearance to the Chief Legal Officer at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge. The Chief Legal Officer will then determine whether the transaction may proceed.

3.	Special Trading Restrictions on Designated Insiders

Trading Blackout Periods

All Company Associates must limit transactions in Securities of the Company or its affiliates to periods when they do not possess any material, nonpublic information. In addition to this general prohibition applying to all Company Associates, there are further trading restrictions on certain Company Associates who may routinely have access to material, nonpublic information, specifically including (A) all directors of the Company, (B) the Chief Executive Officer of the Company and all persons reporting directly to him or her, (C) the Chief Legal Officer and all persons reporting directly to him or her, (D) the Chief Financial Officer of the Company and all persons in the finance organization of the Company having access to the unreported consolidated financial results or projections of the Company, (E) any other member of the extended executive management team having access to the Company’s unreported financial results and projections and (F) any other person designated by the Chief Legal Officer (collectively, “Designated Insiders”). A list of Designated Insiders is maintained by the Chief Legal Officer. The Chief Legal Officer will update this list from time to time.

Purchases and sales of Securities of the Company or its affiliates by Designated Insiders, as well as their immediate family members (including their spouse and minor children), any other persons living in a Designated Insider’s household and any entities a Designated Insider may control (each, a “Related Person”), will not be permitted at the following times when material, nonpublic information may exist:

1.

During the period beginning at the close of business on the day that is ten calendar days prior to the end of each fiscal quarter (whether or not such day is a trading day) and ending at the close of the first full trading day following the release of the Company’s quarterly or annual earnings results for the preceding fiscal period, as applicable.

2.

The Company may on occasion issue interim earnings guidance and other potentially material information by way of press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until such information has been released and fully absorbed into the market.

3.	Such other periods as to which Designated Insiders will be specifically advised.

Rule 10b5-1 Plans

A Designated Insider may be able to trade in Securities of the Company or its affiliates during the restricted periods set forth above if the Designated Insider has entered into a so-called Rule 10b5-1 plan. Rule 10b5-1 plans allow corporate insiders (i.e., Designated Insiders) to establish an affirmative defense to insider trading allegations by effecting transactions pursuant to a pre-established written plan that specifies (by, for example, formula or actual dates) when trades are to be made, is entered into at a point in time when the insider does not possess material, nonpublic information and the other conditions of Rule 10b5-1(c), including the applicable “cooling-off” period, are satisfied. In general terms, a Rule 10b5-1 plan can be designed to allow purchases and sales even when the Designated Insider would otherwise be blocked by a trading blackout period or the possession of material, nonpublic information.

Among the conditions required for establishing the affirmative defense, a Rule 10b5-1 plan must (i) impose a “cooling-off” period between plan adoption and the commencement of trading under the plan (generally, at least 90 days for directors and officers, 30 days for all others); (ii) include, or be accompanied by, a certification that at the time the plan was adopted the corporate insider was not in possession of any material, nonpublic information and that the plan is being adopted in good faith and not as part of a plan to evade securities laws; and (iii) be entered into and operated in good faith. Additionally, corporate insiders may enter into only one single-trade 10b5-1 plan during any consecutive twelve-month period and may not enter into overlapping Rule 10b5-1 plans that allow trades during the same period. A Designated Insider may wish to work with his or her broker to set up such a plan. Any Designated Insider’s Rule 10b5-1 plan must (A) be in writing and in a form acceptable to the Company, (B) be acknowledged in writing by the Chief Legal Officer prior to entry into the plan, (C) contain such terms and conditions as may be required by Rule 10b5-1, (D) be entered into and operated in compliance with Rule 10b5-1, and (E) not be entered into, modified or terminated during a trading blackout period (unless approved by the Chief Legal Officer) or when the Designated Insider is in possession of material, nonpublic information.

Mandatory Pre-clearance Procedure

Certain Designated Insiders are expected to have even greater access to material, nonpublic information (“Restricted Insiders”). A list of Restricted Insiders is maintained by the Chief Legal Officer. Restricted Insiders and any Related Person may not engage in any transaction involving Securities of the Company or its affiliates, including gifts, without first obtaining pre-clearance of the transaction from the Chief Legal Officer. A request for pre- clearance should be submitted to the Chief Legal Officer at least five (5) business days before the proposed transaction. The Chief Legal Officer will then determine whether the transaction may proceed and, if so, assist in complying with the SEC’s reporting requirements. In the event an approved transaction is not consummated within the time period agreed to by the Chief Legal Officer, it must be re-approved before it may be consummated at a later date.

Transactions effected pursuant to Company-approved Rule 10b5-1 plans will not require further pre-clearance at the time of the transaction if the plan complies with the standards described above. Any Restricted Insider or Related Person who effects a transaction pursuant to such a plan (or his or her broker) must, however, report the specific transaction to the Chief Legal Officer no later than the day on which such person becomes aware of the trade’s amount, date and price. Reliance on the terms of the plan will not constitute sufficient “notice.”

Certification

All Designated Insiders must certify annually their understanding of, and intent to comply with, the procedures set forth in this Policy.

4.	Section 16 Compliance

Section 16 of the Exchange Act and the regulations thereunder require officers and directors of the Company (“Section 16 Insiders”) to report to the SEC numerous types of transactions in Company equity securities. Such reporting is generally made on an SEC- prescribed document known as a “Form 4.” Each form reporting a trade made pursuant to a Rule 10b5-1 plan will also be required to disclose the date of adoption of such trading arrangement under “Explanation of Responses” (this disclosure may include additional relevant information about the trade). Section 16 of the Exchange Act also prohibits Section 16 Insiders and 10% or greater beneficial owners1 of the company’s equity securities from both purchasing and selling equity securities within a six-month period. (This is known as the “Short Swing Profit Rule”). Violations of the Short Swing Profit Rule generally result in litigation, which requires the trader to disgorge any profits to the company.

The required reporting of transactions in Company equity securities by Section 16 Insiders requires timely communication between those individuals and the Company. Each Section 16 Insider must notify the Chief Legal Officer immediately after any transaction in Company equity securities.

Reminders and Alerts; Power of Attorney

Because the risk of late Form 4 filings and filings containing inaccurate information is considerable, and because of heightened public scrutiny, we send to Section 16 Insiders periodic preventive reminders and alerts during the course of the year. In addition, in order to enable the Company to prepare and file Forms 4 on a timely basis, Section 16 Insiders must sign and return a power of attorney, a copy of which is attached as Exhibit A, to the extent they have not previously signed and returned one.

Use of Brokers by Section 16 Insiders

We require that Section 16 Insiders and their brokers sign the Broker Instruction/Representation attached as Exhibit B to this Policy, which imposes two requirements on the broker handling transactions by Section 16 Insiders in equity securities of the Company or its affiliates:

1.	To not enter any order (except for orders under pre-approved Rule 10b5-1 plans) without
(a)	first verifying with the Company that the transaction was pre-cleared; and
(b)	complying with the brokerage firm’s compliance procedures.
2.	To report immediately to the Company via

[1]

For purposes of determining an individual’s status as a “10% beneficial owner,” the Exchange Act Section 13(d) definition applies (i.e., any person or group having sole or shared voting or investment power, or the ability to obtain such within 60 days through the exercise of any option or right).

(a)	telephone; and
(b)	in writing (via e-mail) the details of every transaction involving equity securities of the Company or its affiliates including gifts, transfers, pledges and all 10b5-1 transactions.

Any Section 16 Insider who has not previously completed a Broker Instruction/Representation Form or has recently changed brokers should sign and have their broker sign the enclosed Broker Instruction/Representation Form, attached as Exhibit B, and return it to us as soon as possible so that we can establish a coordinated procedure with such broker.

5.	Post-Termination Transactions

This Policy continues to apply to your transactions in (A) Securities of the Company or its affiliates and (B) Securities of another company if you have obtained material, nonpublic information about such company in the course of your employment by or relationship with the Company, in each case, even after you are no longer employed by the Company. If you are in possession of material, nonpublic information when your employment terminates, you may not trade in such Securities until that information has become public or is no longer material.

6.	Assistance with Compliance

The ultimate responsibility for adhering to this Policy and avoiding improper Securities transactions rests with each Company Associate. If you violate this Policy, the Company may take disciplinary action against you, including termination of employment.

If you have any questions regarding this Policy or are unsure whether information relating to the Company, its affiliates or any other publicly traded company is “material,” or whether it has been disclosed to the public, you should contact the Chief Legal Officer before taking any action. You should not try to resolve these issues on your own, as the rules relating to insider trading are complex and violations can result in severe consequences.

7.	No Third Party Beneficiaries

This Policy has been adopted to protect the good name, reputation, assets, businesses and prospects of the Company and its affiliates. It is not intended to, and does not, create any legal rights in any third parties, including investors, partners, creditors, customers, suppliers and others having business relations with such entities.

8.	Modification and Waiver

The Company can modify the terms of, or waive compliance with, this Policy unilaterally at any time without notice. The Company may prescribe, amend and rescind rules and procedures relating to the administration of this Policy, provide for conditions and assurances it deems necessary or advisable to protect the interests of the Company and make all other determinations necessary or advisable for the administration and interpretation of this Policy. Any authority exercised by the Company under this Policy shall be exercised by the Company in its sole discretion. Determinations, interpretations and other actions made or taken by the Company under this Policy shall be final, binding and conclusive for all purposes and upon all persons.

***

For More Information

If you have a question about this Policy or its application to a particular situation, please contact the Chief Legal Officer at andy.grimmig@doubleverify.com. If you observe potential violations of this Policy, please talk to your manager or send an e-mail to the Chief Legal Officer at andy.grimmig@doubleverify.com.

Exhibit A

POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of                                and                                , and each of them individually, the undersigned’s true and lawful attorney-in-fact to:

(1)

execute for and on behalf of the undersigned, in the undersigned’s capacity as an Officer and/or Director of DoubleVerify Holdings, Inc. (the “Company”), (i) Forms 3, 4 and 5 and any other forms required to be filed in accordance with Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules thereunder (a “Section 16 Form”), and (ii) a Form ID and any other forms required to be filed or submitted in accordance with Regulation S-T promulgated by the United States Securities and Exchange Commission (or any successor provision) in order to file a Section 16 Form electronically (a “Form ID”, and, together with a Section 16 Form, the “Forms and Schedules”);

(2)

do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and Schedules, complete and execute any amendment or amendments thereto, and timely file such Forms and Schedules with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

(3)

take any other action of any type whatsoever in connection with the foregoing which, in the opinion of each such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by each such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as he or she may approve in his or her discretion.

The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or his or her substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that each such attorney-in-fact is serving in such capacity at the request of the undersigned, and is not assuming, nor is the Company assuming, any of the undersigned’s responsibilities to comply with Section 16 of the Exchange Act.

The Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file any Forms and Schedules with respect to the undersigned’s holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to each such attorney-in-fact.

Exhibit A

From and after the date hereof, any Power of Attorney previously granted by the undersigned concerning the subject matter hereof is hereby revoked.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this                                  day of                                       , 20                 .

Exhibit B

BROKER INSTRUCTION/REPRESENTATION

TO: [Broker]

FROM: [Your Name]

RE: Pre-clearance Procedure for All Transactions, Including Transfers, etc. involving securities of DoubleVerify Holdings, Inc.

In order to comply with the two-day filing requirement for officers and directors and others (including family members) subject to Section 16 of the Securities Exchange Act of 1934, as amended, DoubleVerify Holdings, Inc. (the “Company”) has instituted compliance procedures that require you to sign this form and immediately return it to the Company.

1.

I authorize the Company and you, my securities broker, to implement procedures for reporting to the Company all my transactions (including those of my family members and other entities attributable to me under Section 16) involving Company equity securities, including transfers such as gifts, pledges, hedges, etc., and other changes in beneficial ownership.

2.

Prior to executing any instruction (other than pursuant to any Rule 10b5-1 pre-approved plan) from me involving Company equity securities, you agree that you will verify with the Company that my proposed order instruction has been approved. You also agree to adhere to your brokerage firm’s Rule 144 procedures and all other relevant compliance procedures.

3.

Immediately upon execution of any transaction or instruction involving Company equity securities (including Rule 10b5-1 transactions), you agree to provide all the details of the transaction to the Company, both

a)	by telephone; and
b)	in writing (by e-mail).

Thank you.

By:
(Section 16 Insider)

Print Name:

Exhibit B

I agree to comply with all the above procedures.

By:
Broker
Print Name:
Brokerage Firm Name:
Address:
Phone:
E-Mail:

By:
Branch Manager
Print Name:

Please immediately complete, sign and scan this form to                                     at                               . In addition, please mail a copy to